                                                                    Exhibit 10.1
   [LOGO]
    CSX                                                            500 Water St.
CORPORATION                                                                 C900
                                                          Jacksonville, FL 32202
                                                                  (904) 366-5603
                                                              Fax (904) 359-1859



 Robert J. Haulter
Senior Vice President-Human Resources

                                  April 8, 2003

Mr. Oscar Munoz
2 Kensington Court
Morristown, NJ 07960

Dear Oscar:

     To confirm our discussion, I am pleased to offer you the position of Executive Vice President and Chief Financial Officer of CSX Corporation reporting to Michael J. Ward. All of us involved in discussions with you believe you will be a valuable addition to the CSX management team. This offer is contingent on successful interviews with several members of the Board of Directors, and the approval of this package by our Compensation Committee.

     The following is a summary of the principal elements of our offer to you:

     Annual Base Salary                      $500,000
     Annual Bonus Opportunity (90%)          $450,000
     Initial Stock Option Grant               125,000 shares
     Signing Bonus                           $250,000
     Signing Restricted Stock Grant            25,000 shares

     The sign-on bonus will be payable one-half at time of employment, the other half after one year. The Restricted Stock Grant will vest in four years.

     Additional details are:

     1. The stock option grant will be proposed for approval at the next meeting of the Company's Compensation Committee which is currently scheduled for May 7. We are currently reviewing our Long-Term Incentive Program and hope to have Board approval by the 3/rd/ quarter, 2003.

     2. To assist you in your move to Jacksonville, Florida, CSX will provide you with a full relocation program including movement of household goods and a home purchase program as well as the additional relocation benefit described in paragraph 5 below. A copy of our standard program is included as Attachment A. Please contact Steve Frey, AVP Workforce Operations, to assist you in the relocation process. His phone number is 904/359-2479. Attachment B will cover our agreement on loss of home sale.

Mr. Oscar Munoz
Page 2
April 8, 2003

     3. You will be eligible to participate in the CSX Perquisite Program, included in Attachment C.

     4. You will be offered an employment agreement that would provide you with certain benefits in the event of a change of control of CSX. Your agreement would mirror that of your peer CSX executives. A copy of this agreement is Attachment D.

     5. You will be offered a separate employment agreement that would provide you with certain benefits if you were terminated by CSX without cause before the second anniversary of your hire date. Specifically, you would be paid two times the sum of your then-current base salary and bonus. For this purpose, the bonus would be the higher of target or actual for the year during which the termination occurred. In addition, in connection with your relocation from New Jersey to Florida, the agreement will provide that the Company will reimburse you for any loss you incur in the sale of your New Jersey home, up to $200,000. A draft of the agreement is included in Attachment B.

     Oscar, I am pleased to offer you this position and look forward to your affirmative response. Please call me with any issues or questions.

                                   Sincerely,

                                   /s/ Robert J. Haulter

cc:  Michael J. Ward

Enclosures

/s/ Oscar Munoz
-------------------------------------
Accept

Robert J. Haulter
Senior Vice President-Human Resources


                                 April 17, 2003


Mr. Oscar Munoz
2 Kensington Court
Morristown, New Jersey 07960

Dear Oscar:

     I am writing to confirm our understanding regarding five matters relating to your employment with CSX Corporation and its successors ("CSX"). Please confirm your agreement by returning a signed and dated copy of this letter to me.

     First, under CSX's Relocation Policy you are entitled to be protected by CSX against certain losses on the sale of your New Jersey residence as a result of your relocation to Florida to join CSX. Notwithstanding any other provision of the policy, in your case (a) the cap on reimbursable losses will be raised to an amount such that after payment by you of all taxes imposed with respect to the payment, you will retain an amount that reimburses your loss up to $200,000; and (b) the policy will apply to your current residence in New Jersey regardless of when you sell the house, so long as the house is put on the market for sale within the next six months and remains for sale. Your entitlement to this protection is otherwise subject to the terms and conditions of CSX's policy.

     Second, this is to confirm that for acts on behalf of CSX and its affiliates during your tenure, you will be entitled to indemnity and advances for expenses afforded officers under the Company's organizational documents and applicable state law. As background, today those protections are provided in the CSX Articles of Incorporation to the extent permitted by the Virginia Stock Corporation Act.

     Third, this is to confirm that you will be entitled to four weeks annual paid vacation.

     Fourth, this is to confirm that the Company will enter into a Restricted Stock Award Agreement with you, under which a restricted stock award of 25,000 shares will be made. On each of the first three anniversaries of the agreement, 5,000 of the shares will vest. On the fourth anniversary of the agreement, the balance of 10,000 shares will vest.

     Fifth, except as provided below, if CSX terminates your employment (including a "Constructive Termination" as defined below), other than as a result of Cause or Disability (as those terms are defined below), the following provisions will apply.

Mr. Oscar Munoz
April 17, 2003
Page 2

     May 5, 2003-May 5, 2006. If such termination occurs on or before May 5, 2006, CSX will [pay you a lump sum severance benefit, within 30 days after the date of termination, equal to two times the sum of (1) your Annual Base Salary (as defined in the Employment Agreement between CSX and you dated as of May 5, 2003 (the "Employment Agreement") and (2) your target Annual Bonus (as defined in your Employment Agreement). Furthermore, following the end of the year of the termination, CSX will determine the amount of the Annual Bonus to which you would actually have been entitled, had your employment not terminated, and if that amount exceeds your target Annual Bonus for that year, CSX will pay you an additional amount equal to two times such excess. In addition, to the extent that any of the 125,000 options granted to you in May 2003 have not vested, such options will vest immediately as of the date of such termination.

     May 6, 2006-May 6, 2008. If such termination occurs between May 6 2005 and May 6, 2007, CSX will pay you a lump sum severance benefit, within 30 days after the date of termination, equal to two times your Annual Base Salary. In addition, to the extent that nay of the 125,000 options granted to you in May 2003 have not vested, such options will vest immediately as of the date of such termination.

     After May 6, 2008. If such termination occurs after May 6, 2008, CSX will pay you a lump sum severance benefit, within 30 days after the date of termination, equal to your Annual Base Salary.

     The preceding paragraphs will not apply in the event of any termination of your employment that occurs during the Employment Period (as defined in the Employment Agreement), which will be governed exclusively by that agreement. With respect to the bonus calculations described in the preceding two paragraphs, no reduction or enhancement will be made for individual performance. The payments described in the preceding two paragraphs will be in lieu of any severance or other benefit to which you might otherwise be entitled under any severance plan, program or policy of CSX and its affiliates, and you will be required to sign a waiver and release in order to receive them.

     For these purposes: (i) "Cause" means (a) your willful and continued failure substantially to perform your duties as an employee of CSX (other than as a result of physical or mental illness or injury); (b) your illegal conduct;
(c) your gross misconduct; or (d) your violation of the CSX Code of Ethics; (ii) "Disability" means your permanent disability within the meaning of CSX's long-term disability plan applicable to you; and (iii) "Constructive Termination" means (a) a material diminution of your duties or responsibilities as Executive Vice President and Chief Financial Officer, including your reporting to the Chief Executive Officer of CSX, but excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by CSX promptly after receipt of written notice thereof given by you; (b) a reduction in

Mr. Oscar Munoz
April 17, 2003
Page 3

your Annual Base Salary unless your peer executives suffer a comparable reduction; (c) a reduction in your target Annual Bonus unless your peer executives suffer a comparable reduction; (d) a reduction in your other incentive opportunities, benefits or perquisites unless your peer executives suffer a comparable reduction; or (e) CSX requiring you to be based at any office or location other than its corporate headquarters.

                                      Very truly yours,

                                      /s/ Robert J. Haulter



Acknowledged and Agreed,
this 18th day of April, 2003



/s/ Oscar Munoz
---------------
Oscar Munoz

                                                                    Attachment A

------------------------------------------------------------------------
                        Summary of Relocation Assistance
                          Management Relocation Policy

--------------------------------------------------------------------------------
        Provision                              Coverage
--------------------------------------------------------------------------------
       Eligibility           .   CSX employee who has been asked to relocate by
                                 the company and whose distance from previous
                                 residence to new work location is at least 50
                                 miles greater than previous residence to old
                                 work location.
                             .   In the 12-month period following the move, you
                                 must be a full-time employee for at least 39
                                 weeks.
                             .   Relocation shall be completed within one year
                                 from effective date of transfer.
                             .   One set of benefits per CSX family.

--------------------------------------------------------------------------------
       Home Sale                   . Primary residence only - must be single
       Assistance                    family, titled in employee's name and with
                                     a lot not larger than 5 acres.
                             .   Marketing Assistance - Mandatory marketing
                                 periods
                                   . 90 days if home valued under $500,000
                                   . 180 days if home valued $500,000+
                             .   CSX to recommend realtors & handle listing
                                 referral
                                   . Must list within 105% of Broker's Market
                                     Analysis (BMA) to be eligible for homesale
                                     buyout program and amended value incentive.
                             .   Offer - Average of 2 appraisals within 5%
                                 spread.
                             .   Three options on your existing home:
                                   . CSX will purchase your home
                                   . You may keep your home and CSX will pay you
                                     an incentive
                                   . You may present a qualified buyer to CSX.
                                     When closing occurs, CSX will pay you an incentive.

--------------------------------------------------------------------------------
       Retaining                 Employee may elect to retain primary residence
       Residence                 and receive 3% of appraised value of home
                                 (based on the average of 2 appraisals obtained by CSX).

--------------------------------------------------------------------------------
       Amended Value Sale    .   Potential incentive of 3% if homeowner sells
       Incentive Program         home through Amended Value program.
                             .   3% based on sales price or appraised value,
                                 whichever is higher.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
        Loss On Sale of          .  Maximum reimbursement is 20% of the original
        Home                        purchase price up to  $50,000, provided home
                                    has been marketed and sold at a  price
                                    approved by CSX.
                                 .  Home must have been purchased within 2 years
                                    prior to effective date of transfer to be eligible for this benefit.

--------------------------------------------------------------------------------
        House Hunting Trips      .  Lump Sum Allowance of $1,000 to cover
                                    expenses such as lodging, meals, car rental and incidentals.
                                 .  Airfare reimbursed separately or personal
                                    auto mileage (distance between old and new location must be greater than 150 miles to qualify for air transportation).
                                 .  Up to two (2) trips each, employee & spouse;
                                    dependent children are entitled to one (1) round trip.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
           Provision                              Coverage

--------------------------------------------------------------------------------
        Temporary Living         .  Lump Sum Allowance to cover lodging, meals,
        Allowance                   car rental & incidentals:


                                             Homeowners - $6,000
                                             Renters    - $4,000


                                 .  Airfare or personal auto mileage for a
                                    maximum of three (3) return visits home
                                    prior to the movement of household goods.

--------------------------------------------------------------------------------
        New Home Purchase        .  CSX approved national lenders for direct
                                    bill of closing costs
                                 .  Reimbursement of closing costs, including 1
                                    point - see policy for specific items
                                    covered/not covered.

--------------------------------------------------------------------------------
        Bridge Loan              .  Interest-free loan for up to 60 days when
                                    required for purchase of new home.
                                 .  Based on 90% of available equity.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                           .  Lease termination penalty
                                              reimbursement
        Renters' Assistance                   .  Maximum of up to two (2)
                                                 months' rent, plus security
                                                 deposit.
                                              .  Proof of charges required for
                                                 reimbursement.

--------------------------------------------------------------------------------
        Household Goods Move         .   Packing, insuring, transporting,
                                         unpacking of goods (if requested).
                                     .   Disconnecting and connecting of
                                         appliances.
                                     .   Temporary storage of goods as required,
                                         up to 60 days.

--------------------------------------------------------------------------------
        Final Destination Trip       .   One-way airfare for family, or mileage
                                         at standard company rate.
                                     .   Reasonable hotel & meals for last day
                                         old location and first day new
                                         location.

--------------------------------------------------------------------------------
        Cost-of-Living Allowance         If cost-of-living adjustment (COLA)
                                         exceeds 3%, CSX will provide a
                                         differential.

--------------------------------------------------------------------------------
        Miscellaneous Allowance          CSX will pay $3,000 miscellaneous
                                         allowance per household.

--------------------------------------------------------------------------------
        Spousal Assistance                 .  Job search assistance
                                           .  Resume writing

--------------------------------------------------------------------------------


This is only a summary of the assistance that will be provided. Please refer to the policy for eligibility requirements, details and guidelines.

[LOGO]
CSX
CORPORATION

                                                Attachment B

                                                                   500 Water St.
                                                                            C900
                                                         Jacksonville, FL  32202
                                                                   (904)366-5603
                                                              Fax (904) 359-1859

Robert J. Haulter
Senior Vice President-Human Resources

                                  April 8, 2003

Mr. Oscar Munoz
2 Kensington Court
Morristown, New Jersey  07960

Dear Oscar:

       I am writing to confirm our understanding regarding two matters relating to your employment with CSX Corporation ("CSX").

       First, under CSX's Relocation Policy you are entitled to be protected by CSX against certain losses on the sale of your New Jersey residence as a result of your relocation to Florida in connection with joining CSX. The policy caps this protection at $50,000; however, in your case, the cap will be raised to $200,000. Your entitlement to this protection is otherwise subject to the terms and conditions of CSX's policy.

       Second, except as provided below, if CSX terminates your employment, other than as a result of Cause or Disability (as those terms are defined below), on or before May 5, 2005, CSX will pay you a lump sum severance benefit, within 30 days after the date of termination, equal to two times the sum of (1) your annual base salary at the rate in effect immediately before the termination and (2) your target annual bonus for the year of the termination. Furthermore, following the end of the year of the termination, CSX will determine the amount of the annual bonus to which you would actually have been entitled, had your employment not terminated, and if that amount exceeds your target annual bonus for that year, CSX will pay you an additional amount equal to two times such excess. With respect to such bonus calculation, no reduction or enhancement will be made for individual performance. These payments will be in lieu of any severance or other benefit to which you might otherwise be entitled under any severance plan, program or policy of CSX and its affiliates, and you will be required to be required to sign a waiver and release in order to receive such payments.

       The preceding paragraph will not apply in the event of any termination of your employment that occurs during the Employment Period, as defined in the Employment Agreement between you and CSX dated as of May 5, 2003, which will be governed exclusively by that agreement.

       For these purposes: (i) "Cause" means your willful and continued failure substantially to perform your duties as an employee of CSX (other than as a result of physical or mental illness or injury), or your illegal conduct or gross misconduct; and (ii) "Disability" means your permanent disability within the meaning of CSX's long-term disability plan applicable to you.

                                  Very truly yours,

                              /s/ Robert J. Haulter

                                                                    Attachment C


                              Executive Perquisites


..  Greenbrier Discount of up to 80% off room & facility charges at the CSX-owned
   West Virginia resort

..  Mayo Executive Physical

.. Financial Services - Ayco financial counseling service plus $2,000 financial service reimbursement account

..  Executive Car Allowance - $600 Monthly Car Allowance, Business Mileage
   Reimbursement and Insurance Coverage for One Vehicle

..  Country Club - Up to $20,000 Initiation Fee and $3,500 Annual Dues
   Reimbursement

..  Luncheon Club - Up to $1,000 Initiation Fee and $1,000 Annual Dues
   Reimbursement

                                                                    Attachment D


                              EMPLOYMENT AGREEMENT

          AGREEMENT by and between CSX CORPORATION, a Virginia corporation (the "Company"), and Oscar Munoz (the "Executive"), dated as of the fifth day of May, 2003.

          The Board of Directors of the Company (the "Board"), has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

          NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

          1.    Certain Definitions.

          a. The "Effective Date" shall mean the first date during the Term (as defined in Section l(b)) on which a Change of Control (as defined in Section 2) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs, and the Executive's employment with the Company is terminated by the Company without Cause prior to the date on which the Change of Control occurs or the Executive ceases to be an officer of the Company, and if it is reasonably demonstrated by the Executive that such termination of employment or cessation of status as an officer (i) was at the request of a third party who has taken steps reasonably calculated to effect such Change of Control or (ii) otherwise arose in connection with or anticipation of such Change of Control, then, in each such case, for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employment or cessation of status as an officer.

          b. The "Term" shall mean the period commencing on the date hereof and ending on the earlier to occur of (i) the third anniversary of such date or (ii) the first day of the month next following the Employee's normal retirement date ("Normal Retirement Date") under the principal pension plan in which the Executive participates (the "Retirement Plan"); provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the "Renewal Date"), unless previously terminated, the

     Term shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Term shall not be so extended; and provided, further, that the Term shall end on an earlier date if the Company gives the Executive at least one year's advance written notice thereof.

          2. Change of Control. For the purpose of this Agreement, a "Change of Control" shall mean:

          a. Stock Acquisition. The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or
     (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2; or

          b. Board Composition. Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          c. Business Combination. Approval by the shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or its principal subsidiary (a "Business Combination") that is not subject, as a matter of law or contract, to approval by the Surface Transportation Board or any successor agency or regulatory body having jurisdiction over such transactions (the "Agency"), in each case, unless, following such Business
     Combination:

                (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common

          Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or its principal subsidiary or all or substantially all of the assets of the Company or its principal subsidiary either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

                (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and

                (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

          d. Regulated Business Combination. Consummation of a Business Combination that is subject, as a matter of law or contract, to approval by the Agency (a "Regulated Business Combination") unless such Business Combination complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2; or

          e. Liquidation or Dissolution. Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company or its principal subsidiary.

If any Change of Control is a Regulated Business Combination, but its implementation involves another "Change of Control" that is not a Regulated Business Combination within the meaning of this Section 2, then for all purposes of this Agreement, such Change of Control shall not be deemed to be a Regulated Business Combination, the provisions governing a Regulated Business Combination shall not apply, and the provisions governing such other Change in Control shall apply.

          3.    Employment Period.

          a. Generally. Subject to Section 3(b), the Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary of such date (the "Employment Period").

          b. Regulated Business Combination. Notwithstanding the foregoing, in the case of a Change of Control that is a Regulated Business Combination, then for all purposes of this Agreement, the "Employment Period" shall mean the longer of (i) the period commencing on the Effective Date and ending on the third anniversary of such date or (ii) the period commencing on the Effective Date and ending thirteen months from the effective date of a final decision by the Agency on the proposed Regulated Business Combination ("Final Regulatory Action"), provided, however, that
     (x) if the Final Regulatory Action is a denial of the Regulated Business Combination then for all purposes of this Agreement the "Employment Period" shall end upon the sixtieth (60th) day following such Final Regulatory Action and (y) if the Final Regulatory Action is an approval of the Regulated Business Combination, but the Regulated Business Combination is not consummated by the first anniversary of the Final Regulatory Action, then for all purposes of this Agreement the "Employment Period" shall end upon such first anniversary, of the Final Regulatory Action.

          4.    Terms of Employment.

          a. Position and Duties. (i) During the Employment Period: (A) the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date, and (B) the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.

                (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

          b. Compensation. (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary"), which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase, and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term "affiliated companies" shall include any company controlled by, controlling or under common control with the Company.

                (ii) Annual Bonus. In addition to Annual Base Salary, the Executive shall be eligible to earn, for each fiscal year ending during the Employment Period, an annual bonus (the "Annual Bonus") in cash, at a minimum, target and maximum level not less favorable (in terms both of dollar amounts and difficulty of achievement) to the Executive than the Executive's opportunity to earn such annual cash bonuses under the Company's annual incentive plans, or any comparable bonus under any predecessor or successor plan, for each of the last three full fiscal years prior to the Effective Date (annualized in the event that the Executive was not employed by the Company for the whole of such fiscal year). (The highest of the actual amounts of such bonuses, as so annualized, for each of such three full fiscal years is hereafter referred to as the "Recent Annual Bonus".) Each such Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus.

                (iii) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

                (iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs its effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

                (v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

                (vi) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

                (vii) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

                (viii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, it more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

          5.    Termination of Employment.

          a. Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 13(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

          b. Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

                (i) the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive officer believes that the Executive has not substantially performed the Executive's duties, or

                (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

     For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall he conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

          c. Good Reason. The Executive's employment may be terminated by the Executive during the Employment Period for Good Reason. For purposes of this Section 5(c), any good faith determination of "Good Reason" made by the Executive shall be conclusive. For purposes of this Agreement, "Good Reason" shall mean:

                (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any other diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                (ii) any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                (iii) the Company's requiring the Executive to be based at any office or location other than as provided in Section 4(a)(i)(B) hereof or the Company's requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

                (iv) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

                (v)    any failure by the Company to comply with and satisfy
          Section 12(c) of this Agreement.

     Anything in this Agreement to the contrary notwithstanding, a termination by the Executive for any reason shall be deemed to be a termination for Good Reason for all purposes of this Agreement if such termination occurs
     (i) in the case of a Change of Control that is a Business Combination but not a Regulated Business Combination, during the 30-day period beginning on the 180/th/ day following the day on which the Business Combination is consummated, (ii) in the case of any other Change of Control that is not a Regulated Business Combination, during the 30-day period beginning on the 180/th/ day following the Effective Date, and (iii) in the case of a Change of Control that is a Regulated Business Combination consummated pursuant to Final Regulatory Action, during the 30-day period immediately following the first anniversary of the Final Regulatory Action (it being understood that the Executive will have no rights under this paragraph in the case of a Change of Control that is a Regulated Business Combination denied by the Agency).

          d. Regulated Business Combination. Notwithstanding the foregoing, in the case of a Change of Control that is a Regulated Business Combination, then for all purposes of this Agreement, during that portion of the Employment Period prior to Final Regulatory Action, the Executive may not exercise his rights to terminate his employment under this Agreement for "Good Reason." The Executive may only terminate his employment under this Agreement if he is "Constructively Terminated" by the Company. Moreover, except to the extent expressly set forth in the definition of "Constructive Termination," the Executive shall have no remedy for any breach by the Company of the provisions of Section 4; provided, however, that any failure of the Company to comply in any material respect with the provisions of Section 4 shall create a rebuttable presumption that a Constructive Termination has occurred.

     For purposes of this Agreement, a "Constructive Termination" shall mean:

               (i) substantial diminution of the Executive's duties or responsibilities as contemplated by Section 4(a) of this Agreement, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

               (ii)  a reduction in the Executive's Annual Base Salary;

               (iii) a failure by the Company to comply with Section 4(b)(ii) regarding the Annual Bonus;

               (iv) a reduction in the Executive's other incentive opportunities, benefits or perquisites described in Section 4(b) unless the Executive's peer executives suffer a comparable reduction;

               (v) the Company's requiring the Executive to be based at any office or location other than as provided in Section 4(a)(i)(B) hereof; or

               (vi) any purported termination by the Company of the Executive's employment otherwise than for Cause.

     During that portion of the Employment Period after Final Regulatory Action, the Executive may terminate his Employment under this Agreement for "Good Reason."

          e. Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason or Constructive Termination, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon,
     (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason, Cause or Constructive Termination shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

          f. Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason or Constructive Termination, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

          6.   Obligations of the Company upon Termination.

          a. Good Reason or Constructive Termination: Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason or Constructive Termination, then the Company shall provide the following payments and benefits:

               (i) The Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

                     A. the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the higher of (I) the Recent Annual Bonus and (II) the Executive's most recently established target Annual Bonus (annualized for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months) (such higher amount being referred to as the "Highest Annual Bonus") and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the "Accrued Obligations"); and

                     B. the amount equal to the product of (1) three and (2) the sum of (x) the Executive's Annual Base Salary and (y) the Highest Annual Bonus; and

                     C. an amount equal to the excess of (a) the actuarial equivalent of the benefit under the Company's qualified defined benefit retirement plan (the "Retirement Plan") (utilizing actuarial assumptions no less favorable to the Executive than those in effect under the Company's Retirement Plan immediately prior to the Effective Date), and any excess or supplemental retirement plan in which the Executive participates (together, the "SERP") which the Executive would receive if the Executive's employment continued for three years after the Date of Termination assuming for this purpose that all accrued benefits are fully vested, and, assuming that the Executive's compensation in each of the three years is that required by Section 4(b)(i) and Section 4(b)(ii), over (b) the actuarial equivalent of the Executive's actual benefit (paid or payable), if any, under the Retirement Plan and the SERP as of the Date of Termination;

          provided, that if the Executive shall have previously so elected in accordance with any nonqualified deferred compensation plan of the Company in which the Executive is eligible to participate, some or all of such cash payments may be deferred under such plan.

               (ii) for three years after the Executive's Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iv) of this Agreement if the Executive's employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; and provided, further, that the period during which the Executive and his family are eligible for health continuation coverage under Section 4980B of the Code by reason of the Executive's termination of employment shall be determined in accordance with the same principles as are applicable under the Company's general severance plan or policy. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until three years after the Date of Termination and to have retired on the last day of such period.

               (iii) The Company shall, at its sole expense as incurred, provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in his sole discretion, but at a cost not in excess of $20,000.

               (iv) The provisions of this Section 6.a.(iv) shall apply with respect to each option to acquire stock of the Company and/or its affiliated companies, whether vested or unvested, that has been granted to the Executive before the Effective Date, remains outstanding immediately before the Date of Termination, and terminates, expires, or is forfeited without having been exercised (an "Unexercised Option"); provided, that this Section 6.a.(iv) shall not be applicable if the Change of Control transaction referred to in Section 1.a. hereof is intended to be eligible for pooling-of-interests accounting under APB No. 16, and would, but for this Section 6.a.(iv), be eligible for such accounting treatment. The Company shall pay to the Executive, upon the termination, expiration or forfeiture of an Unexercised Option, a cash lump sum equal to the value of such Unexercised Option, determined as of the day before the Date of Termination, using the Black-Scholes method of valuation, determined based upon the terms and conditions that would have governed such Unexercised Option if the Executive's employment had not terminated.

               (v) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies, including earned but unpaid stock and similar compensation (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

          b. Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(b) shall include, without limitation, and the Executive's estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and affiliated companies to the estates and beneficiaries of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive's estate and/or the Executive's beneficiaries, as in effect on the date of the Executive's death with respect to other peer executives of the Company and its affiliated companies and their beneficiaries.

          c. Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies and their families.

               d. Cause; Other than for Good Reason or Constructive Termination. If the Executive's employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) his Annual Base Salary through the Date of Termination, (y) the amount of any compensation previously deferred by the Executive, and (z) Other Benefits, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason or Constructive Termination, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

               7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify, nor, subject to Section 13(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies; provided, that any amounts payable to the Executive pursuant to
Section 6(a) hereof shall not be eligible for deferral by the Executive. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

                8. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest regardless of the outcome thereof by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment, at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code"); provided, that the Executive shall repay to the Company all such amounts paid by the Company, and shall not be entitled to any further payments hereunder, in connection with a contest originated by the Executive if the trier of fact in such contest determines that the Executive's claim was not brought in good faith or was frivolous.

               9.   Certain Additional Payments by the Company.

               a. Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 9(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Executive, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $50,000 (taking into account both income taxes and any Excise Tax) as compared to the net after-tax proceeds to the Executive resulting from an elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the "Reduced Amount") such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

               b. Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young or such other certified public accounting firm as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

               c. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                    (i) give the Company any information reasonably requested by the Company relating to such claim,

                    (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                    (iii) cooperate with the Company in good faith in order
               effectively to contest such claim, and

                    (iv) permit the Company to participate in any proceedings relating to such claim;

          provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this
          Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

               d. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

               10. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

               11. Arbitration. The Company and the Executive agree that all disputes, controversies and claims arising between them concerning the subject matter of this Agreement, other than Sections 9 and 10 hereof, shall be settled by arbitration in accordance with the rules and procedures of the American Arbitration Association of Virginia in Richmond, Virginia in accordance with the laws of the Commonwealth of Virginia. If the parties to any such dispute, controversy or claim are unable to agree upon an arbitrator or arbitrators, then three arbitrators or two arbitrators and one umpire shall be appointed by the American Arbitration Association of Virginia, as it may determine, in accordance with the rules and practices, then obtaining, of such association. If the parties to any such dispute, controversy or claim shall agree upon two arbitrators, but such parties or such arbitrators shall be unable to agree upon a third arbitrator or upon an umpire, then such third arbitrator or umpire shall be appointed as aforesaid by the said American Arbitration Association. Any arbitration pursuant to this Section shall be final and binding on the parties, and judgment upon the award rendered in any such arbitration may be entered in any court, state or federal, having jurisdiction. The parties expressly acknowledge that they are waiving their rights to seek remedies in court, including without limitation the right (if any) to a jury trial.

               12.  Successors.

               a. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

               b. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

               c. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

               13.  Miscellaneous.

               a. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

               b. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

               If to the Executive:

               Oscar Munoz
               2 Kensington Court
               Morristown, New Jersey 07960

               If to the Company:

               CSX Corporation
               500 Water Street
               Jacksonville, FL 32202

               Attention: General Counsel

          or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

               c. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

               d. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

               e. The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason or Constructive Termination pursuant to
          Section 5 of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

               f. The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is "at will" and, subject to Section 1(a) hereof, prior to the Effective Date, the Executive's employment may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

               14. Other Agreements Unaffected. Except as otherwise expressly provided herein, this Agreement shall have no effect on any other agreement between the Executive and the Company or any of its affiliates, and any such agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms.

               IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.